EXHIBIT 10.6

W. ANDREW ADAMS

Excepted Holder Agreement

This Excepted Holder Agreement (“Agreement”) is made and entered into this 29th day of April, 2008, by and between National Health Investors, Inc., a Maryland corporation (the “Company”), and W. Andrew Adams (“Adams”).

R  E  C  I  T  A  L  S

A.

The Company’s current intention is to enter into a stock purchase program to buy up to 1 million shares of the Company’s common stock (“Common Stock”) in the public market from its stockholders.

B.

Adams and certain members of his “family,” as defined in Section 544(a)(2) of the Code, currently desire, in the aggregate, to purchase, directly or indirectly, up to 1,200,000 shares of Common Stock in the public market (the “Additional Shares”).

C.

To help the Company maintain its status as a REIT, the Company’s Articles of Incorporation (the “Articles”), impose certain limitations on the ownership of the Company’s Equity Stock.  The Articles contain a general restriction prohibiting any person from owning more than 9.9% of the number of shares of any class of outstanding Equity Stock of the Company (the “Ownership Limit”).

D.

The Company’s Board of Directors is permitted to waive the Ownership Limit and allow ownership in excess of the Ownership Limit if certain conditions are satisfied.

E.

The Company’s Board of Directors desire to amend the Articles in the manner set forth in Exhibit B (the “Amended Articles”).

F.

The Company’s Board of Directors and Adams desire to formalize, ratify, amend and restate an “Excepted Holder Limit” (herein so called) that has been in existence for Adams and the children and lineal descendants of Dr. Carl E. Adams and his wife, Jennie Mae Adams, since the Company’s inception.

G.

Simultaneous with execution of this Agreement, Excepted Holder Agreements are being entered into with Jennie Mae Adams, Carl Adams, Jr., Fred M. Adams, Robert G. Adams, A.B. Adams and Joanne A. Coggin, Dorothy Adams, Andrea Adams Brown, William A. Adams, Jr. and Anthony Adams, and this Agreement is effective when all such agreements are executed and delivered.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

A  G  R  E  E  M  E  N  T

1.

Representations of Adams.

To induce the Company to enter into this Agreement, Adams represents and warrants to the Company as follows:

1.1

This Agreement has been duly executed and delivered by Adams, and is a valid and binding obligation of Adams, enforceable in accordance with its terms;

1.2

The execution and delivery of this Agreement by Adams does not, and will not: (i) violate or conflict with any agreement, order, injunction, decree, or judgment to which Adams is a party or by which Adams is bound; or (ii) violate any law, rule or regulation applicable to Adams;

1.3

No consent, approval or authorization of, or designation, registration, declaration or filing with, any governmental entity or third Person is required on the part of Adams in connection with the execution or delivery of this Agreement;

1.4

On the date hereof, Adams Beneficially Owns 3,785,256 shares of Common Stock; and

1.5

Adams does not actually or Constructively Own 10% or more of any tenant of the Company (or any entity owned or controlled by the Company) listed on Schedule 2.2.

1.6

No lineal descendant of Adams is a current excepted holder, except for the individuals entering into Excepted Holder Agreements simultaneously herewith.

2.

On-Going Covenants of Adams.

Beginning on the date hereof, and during any period that an Excepted Holder Limit established pursuant to this Agreement (as subsequently adjusted) remains in effect, Adams covenants and agrees as follows:

2.1

Adams will not Beneficially Own more than twenty percent (20%) of the number of any outstanding class of stock of the Company (the “Excepted Holder Limit”); provided, however, if the Company redeems, repurchases or cancels shares of Common Stock, other than in the Redemption, the effect of which would be to cause Adams to exceed the Excepted Holder Limit, Adams’ Excepted Holder Limit shall be increased so that Adams’ then Beneficial Ownership is not in excess of the new limit; provided, further, that if such increase would cause the Company to Constructively Own more than a 9.9% interest (within the meaning of Section 856(d)(2)(B) of the Code) in a tenant, such Excepted Holder Limit shall be increased only to the extent it would not cause the Company to have such an ownership interest in a tenant;

2.2

Adams does not and will not actually own or Constructively Own an interest in any tenant of the Company (or a tenant of any entity owned or controlled by the Company) listed on Schedule 2.2 attached hereto (and the updates thereto which shall be completed pursuant to Section 5 of this Agreement) (when including tenant stock owned by the Company) that would cause the Company to Constructively Own more than a 9.9 percent interest (within the meaning of Section 856(d)(2)(B) of the Code) in such tenant; provided, however, that solely for purposes of this Section 2.2, a tenant from whom the Company (or any entity owned or controlled by the Company in whole or in part) derives or is expected to continue to derive a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT, shall not be treated as a tenant of the Company.

2.3

Adams will not own, actually or Beneficially, shares of the Company’s Common Stock that would violate the Excepted Holder Limit established for Adams pursuant to this Agreement or that would cause the Company to become “closely held” within the meaning of Section 856(h) of the Code.

2.4

Adams agrees that any violation or attempted violation of Section 2.1 or 2.3 of this Agreement will automatically cause the shares of Equity Stock that otherwise would result in the violation to be Excess Stock as such term is defined in the Amended Articles and such Excess Stock shall be subject to all the terms and limitations set forth in the Amended Articles with respect to Excess Stock (without regard to any exception due to an Excepted Holder Agreement).  In the event a violation or attempted violation occurs before the Amended Articles are effective and the shares of Equity Stock that would otherwise result in the violation are held by a Person who is not bound by the Amended Articles so that the Excess Stock provisions of the Amended Articles would not be enforceable against such Person, then shares owned by Adams shall be converted into Excess Stock; provided, however, if the conversion of shares into Excess Stock under this sentence would not operate to avoid a violation of Section 2.1 and 2.3, then the provisions of the Articles shall govern and be applied assuming that Persons against whom the provisions are applied are not Excepted Holders.

2.5

To minimize damages for breach of Section 2.2 hereof:

(a)

any party hereto who becomes aware of such breach shall promptly notify the other party in writing of such breach; provided, however, failure to notify of such breach shall not be a defense against any rights or remedies of any party hereunder;

(b)

the Company shall take all reasonably available actions with respect to its assets and sources of gross receipts in order to prevent the incurrence of any material tax liability by the Company, to the extent that the Board of

Directors of the Company determines that such actions are in the best interests of the Company and its stockholders and will not cause material economic detriment to the Company and its stockholders; and

(c)

the Company shall first forthwith sell any interest in the tenant which is then causing the breach of Section 2.2 hereof, and if such sales do not cure the breach of Section 2.2 hereof, then Adams shall forthwith sell any interest in such tenant; but such sales shall be made only to the extent then needed to no longer cause a breach of Section 2.2 hereof.

2.6

Adams agrees to vote his shares of Common Stock in favor of adoption of the Amended Articles when such matter is submitted to a vote of the shareholders of the Company.

2.7

No later than March 31 of each calendar year beginning in 2009 (but only for so long as Adams actually or Beneficially Owns at least 10 percent of the Equity Stock of the Company), Adams shall deliver to the Company a schedule listing Adams’ then current actual and Beneficial Ownership of Equity Stock with detail sufficient for the Company to independently determine Adams’ then current actual and Beneficial Ownership of Equity Stock.

3.

On-Going Covenants of the Company

3.1

The Company agrees to sell its Equity Stock in National Healthcare Corporation (“NHC”) as soon as reasonably possible, and further agrees not to acquire any NHC stock in the future.  In the event the Company involuntarily acquires an equity interest in NHC, the Company shall take commercially reasonable steps to divest itself of its equity interest in NHC as soon as is reasonably practicable.

3.2

The Company agrees that at its next annual shareholders meeting it will submit for approval of its shareholders the Amended Articles and immediately after approval take all reasonable steps to cause the Amended Articles to become effective, subject to any fiduciary obligations.

3.3

Notwithstanding the provisions of Section 9.3.7 of the Articles, the Directors of the Company agree that the Excepted Holder Limit granted to Adams by this Agreement and this Excepted Holder Agreement shall not be revoked unless the Board of Directors determines that such revocation is required for the preservation of the Company’s qualification as a REIT.

4.

Company’s Authorization of Agreement

Based on the above representations and agreements, the Company has formalized, ratified and amended an existing Excepted Holder Limit for Adams by adopting a resolution of its Board of Directors in the form attached to this Agreement as Exhibit “A.”

5.

Applicability of Charter Provisions

5.1

Adams and the Company agree that, in lieu of the applicable provisions of Section 9.3 of the Articles, by which Adams, as a Beneficial Owner or Constructive Owner of Equity Stock, would otherwise be bound, the parties hereto agree to provide the following information (but with respect to Sections 5.1(a), (b) and (c), only for so long as Adams actually or Constructively Owns at least 10 percent of the Equity Stock of the Company):

(a)

No later than December 31 of each calendar year, the Company will compile a list of its tenants (and tenants of any entity owned or controlled by the Company, in whole or in part) (the “Tenant List”) and will deliver the Tenant List to Adams, excluding those tenants from whom the Company (or any entity owned or controlled by the Company, in whole or in part) derived or is expected to continue to derive a sufficiently small amount of revenue such that, in the opinion of the management of the Company, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT, after such exclusion;

(b)

No later than 30 days after receipt of the Tenant List, Adams will inform the Company of the actual or Constructive Ownership of Adams of any Person on the Tenant List;

(c)

Adams shall provide the information described in 9.6 of the Amended Articles in accordance with the provisions thereof.

6.

Definitions

6.1

“Beneficial Ownership” shall mean ownership of Equity Stock by a Person who is an actual owner, for federal income tax purposes, of such shares of Equity Stock or who is treated as an owner of such shares of Equity Stock under Section 542(a)(2) of the Code either directly, indirectly, or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.  For example, if a corporation is the actual beneficial owner of Equity Stock, the shares will be treated as Beneficially Owned by that corporation (due to its direct ownership of the shares), and the stockholders of that corporation will Beneficially Own their respective proportionate interests in those shares (due to their deemed ownership under Code Section 544(a)(l)), and interests in the same shares may also be treated as Beneficially Owned by others, depending upon the identity of, and relationships between, the stockholders and those related to the stockholders.

6.2

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

6.3

“Constructive Ownership” shall mean ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.  For example, if a corporation is the actual beneficial owner of Equity Stock, the shares will be treated as Constructively Owned by that corporation (due to its direct ownership of the shares), and the 10% or more stockholders of that corporation will Constructively Own their respective proportionate interests in those shares (due to their deemed ownership under Code Section 318(a)(2)(C) as modified by Code Section 856(d)(5)), and interests in the same shares may also be treated as Constructively Owned by others, depending upon the identity of, and relationships between, the stockholders and those related to the stockholders.

6.4

“Equity Stock” shall mean stock that is either preferred stock or common stock of the Company.

6.5

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of the Equity Stock for a period of 30 days following the purchase by such underwriter of shares of the Equity Stock.

6.6

“Redemption” shall mean the 1 million shares of the Company’s Common Stock as described in Recital A hereof plus, in the sole discretion of the Board of Directors of the Company, up to an additional 1 million shares for an aggregate of 2 million shares of the Company’s Common Stock.

7.

Miscellaneous

7.1

All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

7.2

This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.3

This Agreement shall terminate, and Adams shall cease to be an “Excepted Holder” (as defined in the Articles) as set forth herein and in the Articles of the Company, as existing on the date of this Agreement, and as amended thereafter, upon reduction of Adams’ Beneficial Ownership and Constructive Ownership to or below

9.9% of all outstanding classes of Equity Stock of the Company.  In the event of termination of this Agreement, Adams shall immediately become subject to all rules and restrictions regarding the ownership of the Company’s Equity Stock, including, without limitation, the limitations set forth in the Articles of the Company, as amended.

7.4

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and heirs; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that the estate of Adams is a permissible assignee.  Any purported assignment in violation hereof shall be null and void.

Provided that the Board of Directors of the Company in good faith determines that the following may not detrimentally affect the Company’s status as a REIT or cause the Company to Constructively Own more than a 9.9 percent interest (within the meaning of Section 856(d)(2)(B) of the Code) in any tenant, upon the death of Adams, if the actual or Beneficial Ownership of Adams’ Equity Stock would cause any heir of Adams to violate (i) the Ownership Limit or (ii) an Excepted Holder Limit already in place for such heir; then, in the case of (i) an Excepted Holder Limit shall be established for such heir in an amount equal to such heir’s actual and Beneficial Ownership of Equity Stock after Adams’ death under the same terms as included in Adams’ Excepted Holder Agreement and in the case of (ii) such heir’s Excepted Holder Limit shall be increased to equal the amount of such heir’s actual and Beneficial Ownership of Equity Stock after Adams’ death.

7.5

Any provision of this Agreement may be amended or waived if in writing and signed by the Company and Adams.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

7.6

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

7.7

This Agreement (together with the Exhibits and Schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

National Health Investors, Inc., a Maryland corporation By: /s/ Ernest E. Hyne, II Name: Ernest E. Hyne, II Title: Acting Secretary	/s/ W. Andrew Adams W. Andrew Adams

List of Exhibits and Schedules

Exhibit / Schedule		Section
Exhibit A	Form of Company’s Board Resolutions	4
Exhibit B	Form of Articles of Amendment	Recital B
Schedule 2.2	List of Tenants	1.5, 2.2

Exhibit “A”

ADAMS FAMILY

Excepted Holder Limit Resolutions

RESOLVED, in accordance with Article 9 of the Company’s Articles of Incorporation (“Articles”), the Directors hereby determine that, the Excepted Holder Agreements with each of W. Andrew Adams, Jennie Mae Adams, Carl Adams, Jr., Fred M. Adams, Robert G. Adams, A.B. Adams and Joanne A. Coggin, and Andrea Adams Brown, William A. Adams, Jr. and Anthony Adams, all of the children of Adams and Dorothy Adams, (the “Excepted Holder Agreements”) are hereby ratified and approved (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Excepted Holder Agreements); and

FURTHER RESOLVED, that the Excepted Holder Agreements establish the following Excepted Holder Limits:

Limit
W. Andrew Adams	20.0%
Jennie Mae Adams	14.5%
Carl Adams, Jr.	12.5%
Fred M. Adams	12.5%
Robert G. Adams	13.0%
A.B. Adams	12.5%
Joanne A. Coggin	13.5%
Dorothy Adams	10.5%*
Andrea Adams Brown	12.0%*
William A. Adams, Jr.	12.0%*
Anthony Adams	12.0%*

*such limits to be increased to reflect the purchase of Additional Shares by W. Andrew Adams

FURTHER RESOLVED, as specified in the Excepted Holder Agreement, that if the Company redeems, repurchases or cancels shares of Common Stock, other than in the Redemption, the effect of which would be to cause the Excepted Holder to exceed the Excepted Holder Limit, the Excepted Holder Limit shall be increased so that the Excepted Holder’s then Beneficial Ownership is not in excess of the new limit; provided, further, that if such increase would cause the Company to Constructively own more than a 9.9% interest (within the meaning of Section 856(d)(2)(B) of the Code) in a tenant, such Excepted Holder Limit shall be increased only to the extent it would not cause the Company to have such an ownership interest in a tenant; and

FURTHER RESOLVED, that notwithstanding the provisions of Section 9.3.7 of the Articles, the Directors of the Company agree that the Excepted Holder Limit granted to such Excepted Holder by the Excepted Holder Agreement shall not be revoked unless the Board of Directors determines that such revocation is required for the preservation of the Company’s qualification as a REIT, all as specified in the Excepted Holder Agreement; and

FURTHER RESOLVED, pursuant to the power of the Board of Directors in Sections 9.3.7, 9.3.8 and 9.3.9 of the Articles of Incorporation, as currently in effect, the Board of Directors determines that the only “Current Excepted Holders” (referred to in Section 9.3.6.2 of the Articles of Incorporation as currently in effect) are those with whom the Company has entered into a written Excepted Holder Agreement dated April ______, 2008 and determines that there are no other excepted holders and hereby revokes any prior determination with respect to a broader group, including but not limited to other Persons who are children and lineal descendants of Dr. Carl E. Adams and wife, Jennie Mae Adams.

FURTHER RESOLVED, that any director and any officer of the Company (the “Authorized Persons”), be and each hereby is individually authorized and directed, by and on behalf of the Company, to execute the Excepted Holder Agreements, substantially in the form as previously provided to the directors, with such changes therein as the person executing them may approve, and to take such additional actions and to negotiate the terms of, execute, deliver and perform any and all other agreements, instruments, documents and other writings necessary or desirable, in such person’s sole discretion, to accomplish the foregoing resolutions, the taking of such actions or the execution and delivery of such agreements, instruments, documents and other writings to be conclusive evidence of the Company’s approval of the terms and conditions thereof.

Amendment to Articles of Incorporation

RESOLVED, subject to the shareholder approval, the Board of Directors hereby authorizes and approves the amendment of the Company’s Articles of Incorporation in the form attached hereto as Schedule 1 (the “Articles of Amendment”); and

FURTHER RESOLVED, that the Board of Directors hereby recommends the Articles of Amendment to the Company’s shareholders for approval at the next Annual Shareholders Meeting for which a proxy has not already been mailed; and

FURTHER RESOLVED, that the Authorized Persons be and each hereby is individually authorized upon due approval by Shareholders to execute and file the Articles of Amendment with the Maryland Department of Assessments and Taxation and any other appropriate office(s), with such changes, additions, and deletions as the signing officer may approve; the execution of which shall be conclusive evidence of the Company’s approval thereof; and

FURTHER RESOLVED, that the Board of Directors hereby approves and authorizes the filing of any regular annual proxy statement and other materials to accomplish the foregoing at the 2009 regular Annual Shareholders Meeting; and

FURTHER RESOLVED, that the Authorized Persons be and each hereby is individually authorized to prepare and mail to the Company’s shareholders a proxy statement, together with any amendments or supplements thereto, and to engage the services of counsel, accountants and such other experts as they may deem necessary or appropriate in the proper preparation of the proxy statement.